EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hasbro, Inc.:
We consent to the incorporation by reference in the Registration Statements Nos. 2-78018, 2-93483, 33-57344, 33-59583, 333-38159, 333-10404, 333-10412, 333-34282, 333-110000, 333-110001, 333-110002, 333-129618 and 333-147109 on Form S-8 and Nos. 33-41548, 333-44101, 333-82077, 333-83250, 333-103561 and 333-145947 on Form S-3 of Hasbro, Inc. of our reports dated February 26, 2008, with respect to the consolidated balance sheets of Hasbro, Inc. and subsidiaries as of December 30, 2007 and December 31, 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended December 30, 2007, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 30, 2007, which reports appear in the December 30, 2007 annual report on Form 10-K of Hasbro, Inc. Our report refers to a change in the accounting for uncertain tax positions in 2007 and to a change in the accounting for pensions and other postretirement benefits other than pensions and to a change in the accounting for share-based payments in 2006.
/s/ KPMG LLP
Providence, Rhode Island
February 26, 2008